Exhibit 16.1

June 15, 2016

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We were previously principal accountants for WL Ross Holding Corp. and, under the date of January 14, 2016, we reported on the balance sheets of WL Ross Holding Corp. as of December 31, 2015 and 2014, and the related statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2015 and for the period from March 24, 2014 (inception) to December 31, 2014. On June 9, 2016, we were dismissed. We have read the Nexeo Solutions, Inc.’s statements included under Item 4.01 of Form 8-K dated June 15, 2016, and we agree with such statements, except that (i) we are not in a position to agree or disagree with Nexeo Solutions, Inc.’s statement that the change was approved by the board of directors and (ii) we are not in a position to agree or disagree with WL Ross Holding Corp.’s statement that PricewaterhouseCoopers LLP was not consulted regarding the application of accounting principles to a specified transaction, either contemplated or proposed, or the type of audit opinion that might be rendered on the financial statements of WL Ross Holding Corp. during the two most recent fiscal years and the subsequent interim period through June 9, 2016.

Very truly yours,

/s/ KPMG LLP